Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Investor Relations
Amy Carpi, (203) 656-7651
amy.carpi@jetblue.com

JetBlue Announces Proposed Offering of Convertible Debentures

New York, NY- (March 9, 2005) -  JetBlue Airways Corporation (NASDAQ: JBLU) today announced its intention to sell, subject to market and other conditions, approximately $250 million aggregate principal amount of Convertible Debentures due 2035.  In addition, JetBlue is expected to grant the underwriters an over-allotment option to purchase up to an additional $37.5 million principal amount of debentures.  The interest rate, conversion rate and offering price of the debentures are to be determined by negotiations between JetBlue and the underwriters.

Morgan Stanley is the sole bookrunning manager for the offering, with Merrill Lynch & Co., UBS Investment Bank and Blaylock & Partners, L.P. acting as co-managers.  A copy of the prospectus supplement and accompanying prospectus relating to the offering may be obtained from the offices of Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, NY 10036.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission.  This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About JetBlue:

JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. JetBlue operates a fleet of 73 new Airbus A320 aircraft and plans to add 11 additional A320s and 7 Embraer E190s to its fleet in 2005. Based at New York City’s John F. Kennedy International Airport, JetBlue currently operates 296 flights a day and serves 29 destinations in 12 states, Puerto Rico, the Dominican Republic and The Bahamas.

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This press release contains statements of a forward-looking nature which represent our management’s beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including without limitation, our extremely competitive industry, our ability to implement our growth strategy including the integration of the Embraer E190 aircraft into our operations, our significant fixed obligations, our ability to maintain our culture, our reliance on high daily aircraft utilization, increases in maintenance costs, fuel prices, insurance costs and interest rates, our dependence on the New York market, our reliance on automated systems and technology, our reliance on sole suppliers, additional government regulation and future acts of terrorism or the threat of such acts or escalation of U.S. military involvement overseas. Information concerning these and other factors is contained in the Company’s Securities and Exchange Commission filings, including but not limited to, the Company’s 2004 Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.